First Amendment to the
Infinity Property and Casualty Corporation
Deferred Compensation Plan
(Amended and Restated Effective as of January 1, 2018)

Pursuant to the reserved power of amendment contained in Section 14(d) of the Infinity Property and Casualty Corporation Deferred Compensation Plan (the “Plan”), the Plan is hereby amended as follows effective January 1, 2018.
Section 3(f) is amended to add a sentence at the end thereof to read as follows:
Notwithstanding anything contained herein to the contrary, Compensation shall not include the value of restricted stock or of a qualified or a non-qualified stock option granted to an Employee by the Employer or any other similar grant of a performance share or performance unit by the Employer to the extent such value is includable in the Employee’s taxable income.
This First Amendment is adopted this 8th day of November 2017.

INFINITY PROPERTY AND
CASUALTY CORPORATION

By:    /s/ Samuel J. Simon
Its:    President and General Counsel
7957517.2